Exhibit 12.1

                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                              Six Months Ended
                                            June 26,      June 27,
                                              1999           1998
                                            ----------------------
Income before taxes                         $  5,594      $  3,731

Add fixed charges net of
  capitalized interest                            32            23
                                            --------      --------
Income before taxes and fixed
  charges (net of capitalized
  interest)                                 $  5,626      $  3,754
                                            ========      ========

Fixed charges:

Interest                                    $     20       $    15

Capitalized interest                               3             4

Estimated interest component
  of rental expense                               12             8
                                            --------      --------

Total                                       $     35       $    27
                                            ========      ========

Ratio of earnings before taxes and
  fixed charges, to fixed charges                161           139
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